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                                                            Exhibit 23(d)(1)(b)

April __, 2007

Jefferson Pilot Investment Advisory Corporation
One Granite Place
Concord, NH 03301

       Re: Advisory Fee Waiver Agreement

Ladies and Gentlemen:

This letter agreement (the "Agreement") confirms the advisory fee waiver between the LVIP Cohen & Steers Global Real Estate Fund (the "Fund"), a series of Lincoln Variable Insurance Products Trust (the "Trust"), and Jefferson Pilot Investment Advisory Corporation (the "Adviser") with respect to the portfolio management of the Fund.

    1. Advisory Expense Waiver. The Adviser has agreed to waive a portion of the advisory fee payable to the Adviser under the Investment Management Agreement, dated as of May 1, 2007 ("Investment Management Agreement"), between the Fund and the Adviser, as set forth in the attached Schedule A.

    2. Term and Termination. This Agreement shall become effective on May 1, 2007 and shall continue for a period of one (1) year, ending on April 30, 2008. The Agreement shall renew automatically for one-year terms unless the Trust or the Adviser provides written notice of the termination of the Agreement within 30 days of the end of the then current term. In addition, this Agreement will terminate automatically in the event of the termination of the Investment Management Agreement or the termination of the Sub-Advisory Agreement, executed as of May 1, 2007, between the Adviser and Cohen & Steers Capital Management.

    3. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, provided that nothing in this Agreement shall be construed in a manner inconsistent with the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended.

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Please indicate your approval of this Agreement by signing and returning a copy of this letter to the Fund.

                                        Very truly yours,

                                        LVIP COHEN & STEERS GLOBAL REAL ESTATE
                                        FUND, a series of Lincoln
                                        Variable Insurance Products Trust

                                        By:
                                               --------------------------------
                                        Name:  Kelly D. Clevenger
                                        Title: President

Agreed to:

JEFFERSON PILOT INVESTMENT
ADVISORY CORPORATION

By:
       -------------------------
Name:
       -------------------------
Title:
       -------------------------

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                                  Schedule A

               Avg. Daily Net Assets of the Fund Waiver Amount*
               --------------------------------- ---------------
                      First $250,000,000         22 basis points
                      Over $250,000,000          32 basis points

* These amounts are stated on an annual basis.